UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2006

  INLAND REAL ESTATE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-32185 (Commission File Number)	36-3953261 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Item 8.01.  Other Events

Inland Real Estate Corporation (the "Company") today announced that it has commenced an offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), subject to market conditions and other factors, of $150 million aggregate principal amount of convertible senior notes due 2026 (the "notes"), plus an additional $22.5 million aggregate principal amount of notes that may be issued, at the option of the initial purchasers solely to cover over-allotments, within thirteen days of the date on which the offering of the notes is priced.  The notes will be convertible into cash up to their principal amount with the remaining amount of the conversion value, if any, payable in cash or shares of the Company's common stock, at the Company’s option.  The interest rate, conversion rate and other terms of the notes will be determined by negotiations between the Company and the initial purchasers of the notes.

The notes and the shares of the Company's common stock, if any, issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.  This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer or solicitation or sale is unlawful.

The notes will be senior unsecured obligations of the Company.  The Company intends to use the net proceeds from the offering to repurchase concurrently with the closing of this offering up to $50 million of the Company's common stock, to repay indebtedness under its secured line of credit with Key Bank National Association and for general corporate purposes.

Item 9.01  Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired: N/A

(b)	Pro Forma Financial Information: N/A

(c)	Shell Company Transactions: N/A

(d)	Exhibits:

Exhibit No.	Description

99.1	Press release of Inland Real Estate Corporation dated November 6, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INLAND REAL ESTATE CORPORATION

By:
Name:	Mark E. Zalatoris
Title:	Executive Vice President, Chief Operating Officer
And Treasurer

Date:  November 6, 2006

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of KPMG LLP

99.1	Report of Independent Registered Public Accounting Firm

99.2	Consolidated Statements of Operations for the years ended December 31, 2005, 2004 and 2003